EXHIBIT 99.3


           WARNER-LAMBERT ISSUES RESPONSE TO PFIZER INC COMPLAINT

MORRIS PLAINS, NJ -- Nov. 23, 1999 -- Warner-Lambert Company (NYSE: WLA) issued the following statement in response to a complaint filed today by Pfizer
Inc:

Pfizer continues to rush to the courthouse for relief but persists in failing to present the true underlying facts or cogent claims.

Among other things -- and importantly -- Pfizer consistently misstates the actual terms of the parties' standstill agreement. Pfizer repeatedly claims that the standstill agreement is at an end if "Warner and a third party reach an agreement with respect to a business combination." BUT THIS IS NOT WHAT THE AGREEMENT SAYS. The agreement is specific that a business combination with a third party does not result in any termination unless "such third party is the acquiring party." In other words, the standstill ends only if Warner-Lambert is being ACQUIRED by the third party. Pfizer knows -- and we know -- that our business combination with American Home Products is a "merger of equals" with no acquiring party.

Pfizer's latest complaint also asserts that Pfizer must be notified of discussions between Warner-Lambert and a potential other party to a business combination. This assertion has absolutely no basis in the standstill agreement.

Pfizer's studied avoidance of the actual provisions of the Lipitor agreements, of which the standstill agreement is part, and its rush to the courthouse makes one thing clear --Pfizer recognizes that there is a real issue about its compliance with those agreements. And Pfizer has a problem with that simple fact.

As Warner-Lambert has said consistently, we are studying the Lipitor agreements and will consider actions that will best serve the interests of Warner-Lambert's shareholders.


Contact:

     Media Contact:
     Carol Goodrich  (973) 540-3620
      or
     Investor Relations Contacts:
     George Shields  (973) 540-6916
     John Howarth    (973) 540-4874